Exhibit 99(z)

[Newspaper advertisement published in Iowa newspapers]

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                           A leading financial analyst
                            recommends voting against
                             the IES Wisconsin Deal
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                     "IES has provided no compelling reasons
               for its rejection of the MidAmerican offer . . . .
                   We recommend that shareholders vote against
                    the [IES Wisconsin deal[ and in favor of
                            MidAmerican's proposal."

                      Recommendation by Edward Tirello, Jr.
     respected utilities analyst for NatWest Securities Corp., New York, NY.

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                         Vote AGAINST the Wisconsin Deal
IES shareholders have been sent proxy materials, including a BLUE proxy, by MidAmerican Energy. Check the "Against" box; sign, date and mail the BLUE proxy as soon as possible. We urge you not to return any green or white proxies sent to you by IES. If you have already returned your IES proxy, we urge you to change your vote and vote AGAINST the Wisconsin deal by sending in the BLUE proxy. Only the latest-dated proxy will count. For more information about MidAmerican's merger proposal, call this toll-free number:
                         1-888-PRO-IOWA (1-888-776-4692)
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[MidAmerican Energy Logo]

MidAmerican has filed with the Securities and Exchange Commission a proxy statement and other materials relating to the solicitation of proxies against the Proposed Wisconsin Transaction and that proxy statement and the other materials are incorporated herein by reference.